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                                                                    Exhibit 12.1

                          LOCKHEED MARTIN CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN MILLIONS, EXCEPT RATIO)

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
                                                                        Year Ended December 31,
                                                            -----------------------------------------------
                                                             1999      1998      1997      1996      1995
                                                            ------    ------    ------    ------    ------
EARNINGS:

Earnings from continuing operations before income taxes     $1,200    $1,661    $1,937    $2,033    $1,089
Interest expense                                               809       861       842       700       288
Amortization of debt premium and discount, net                  (4)       (4)       (3)       (1)       (1)
Portion of rents representative of an interest factor           75        50        86       123        53
Losses and undistributed earnings of 50% and less than
 50% owned companies, net                                       31         3       (11)       27        15
                                                            ------    ------    ------    ------    ------
Adjusted earnings from continuing operations before
 income taxes                                               $2,111    $2,571    $2,851    $2,882    $1,444
                                                            ======    ======    ======    ======    ======

FIXED CHARGES
Interest expense                                               809       861       842       700       288
Amortization of debt premium and discount, net                  (4)       (4)       (3)       (1)       (1)
Capitalized interest                                            10        10         5         2         1
Portion of rents representative of an interest factor           75        50        86       123        53
                                                            ------    ------    ------    ------    ------
Total fixed charges                                         $  890    $  917    $  930    $  824    $  341
                                                            ======    ======    ======    ======    ======
RATIO OF EARNINGS TO FIXED CHARGES                            2.4x      2.8x      3.1x      3.5x      4.2x
                                                            ======    ======    ======    ======    ======
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